Exhibit 10.16

LICENSE AND OPTION AGREEMENT

This License and Option Agreement (this “Agreement”) is entered into effective as of November 17, 2025 (the “Effective Date”) by and between and Roche Sequencing Solutions, Inc., with a principal place of business at 4300 Hacienda Drive, Pleasanton, California 94588 (“Roche”), and Freenome Holdings, Inc., with a principal place of business at 3300 Marina Boulevard, Brisbane, California 94005 (“Freenome”) (Roche and Freenome each a “Party” and, together, the “Parties”).

WHEREAS, in exchange for certain payments by Roche to Freenome, Freenome is willing to grant to Roche both (a) an exclusive option to obtain an exclusive license to Freenome’s intellectual property for the manufacture and sale of kitted assays for cancer detection to customers outside of the United States and (b) a preferred partner right to obtain a license to offer centralized testing services outside of the United States using Freenome’s intellectual property, in each case ((a) and (b)) with respect to Licensed Products (as defined below); and

WHEREAS, both Parties intend to investigate the potential to run Freenome’s cancer detection assays on Roche’s SBX sequencing platform and transition those assays onto the Roche platform if certain conditions are met, as further described below.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows.

1.          DEFINITIONS

1.1
“Affiliate” means (i) an organization, which directly or indirectly controls a Party to this Agreement; (ii) an organization, which is directly or indirectly controlled by a Party to this Agreement; or (iii) an organization, which is controlled, directly or indirectly, by the ultimate parent company of a Party.  Control as per (i) to (iii) is defined as owning more than fifty percent of the voting stock of a company or having otherwise the power to govern the financial and the operating policies or to appoint the management of an organization.  With respect to Roche, the term “Affiliate” does not include Chugai Pharmaceutical Co. Ltd., 1-1, Nihonbashi-Muromachi 2-chome, Chuoku Tokyo, 103-8324, Japan (“Chugai”) unless Roche opts for the inclusion of Chugai by giving written notice to Freenome.

1.2
“Background IP” means the intellectual property, including all patents, copyrights, trademarks, trade secrets, and know-how that are either (i) owned by or licensed to a Party as of the Effective Date of this Agreement or (ii) are conceived of, invented, or reduced to practice during the Term but (a) without the benefit of Confidential Information of the other Party, and (b) are not Foreground IP.

1.3
“Change of Control” means, with respect to a Party:  (i) the acquisition by any third party of beneficial ownership of fifty percent (50%) or more of the then outstanding common shares or voting power of such Party; (ii) the consummation of a business combination involving such Party, unless, following such business combination, the stockholders of such Party that owned directly or indirectly more than fifty percent (50%) of the outstanding common shares or voting power of the Party immediately prior to such business combination beneficially own directly or indirectly more than fifty percent (50%) of the outstanding common shares or voting power of the entity resulting from such business combination; or (iii) the sale to a third party of all or substantially all of such Party’s assets or business. Notwithstanding the foregoing, the term “Change of Control” will not include (a) any sale of shares of capital stock of a Party, in a single transaction or series of related transactions in which new securities are issued to institutional or strategic investors for cash or the cancellation or conversion of indebtedness or a combination thereof where such transaction(s) are conducted primarily for bona fide equity financing purposes (including the sale of capital stock to underwriters in an underwritten public offering), (b) a transaction solely to change the domicile of a Party; or (c) in the case of Freenome, (x) a reverse merger pursuant to which Freenome or its successor entity becomes a publicly traded company or a subsidiary of a publicly traded company and where Freenome’s operations are the primary business of such entity or (y) a transaction or a series of related transactions by merger, consolidation, share exchange or otherwise of Freenome with a publicly traded “special purpose acquisition company” or its subsidiary (collectively, a “SPAC”), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace.

1.4
“Commercially Reasonable Efforts” means, with respect to a Party and a product or product-related activity, the level of efforts consistent with the efforts such Party devotes to a product that it has under a similar stage of research, development or commercialization, as applicable, in a similar area with similar market potential and similar strategic value in its portfolio, taking into account [***].  It is understood that the level of Commercially Reasonable Efforts may change from time to time based upon regulatory, technical, legal, scientific, medical or commercial factors.

1.5
“Confidential Information” means information, inventions, discoveries, formulae, processes, techniques and methods relating to the past, present and future disclosed in any form by or on behalf of the Party providing the information (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with, and during the Term of, this Agreement; provided that “Confidential Information” does not include information that (i) was, is, or becomes generally available to the public other than as a result of a breach of confidentiality, non-use and non-disclosure obligations; (ii) was or is developed by Receiving Party independently of and without use of or reference to any Confidential Information of Disclosing Party; (iii) was already known by the Receiving Party at the time first disclosed by the Disclosing Party; or (iv) was, is, or becomes available to Receiving Party on a non-confidential basis from a third party without a breach of any confidentiality or non-use obligations with respect to such information.  This Agreement, including the terms of this Agreement, are the Confidential Information of both Parties.

1.6
“Controlled” or “Controls” means, with respect to any intellectual property (including any patent or know-how) and a Party, as applicable, the possession (whether by ownership or license, other than pursuant to a license under this Agreement) of the ability of such Party to assign, transfer, or grant access to, or to grant a license or sublicense of, such right as provided for in this Agreement without (i) violating the terms of any agreement or other arrangement with any third party in existence as of the time such Party would be first required hereunder to make such assignment or transfer, grant access, or grant such license or sublicense or (ii) subject to Section 2.3.2, incurring any payment obligation to a third party. Notwithstanding any provision to the contrary set forth in this Agreement, in the event of a Change of Control of a Party, such Party and its Affiliates will be deemed to not “Control” any intellectual property that is owned by any acquirer of such Party or affiliates of such acquirer (excluding such Party and its Affiliates existing prior to such Change of Control) (collectively, the “Acquirer Group”), or to which any of the Acquirer Group has rights under a license or similar contractual arrangement, in each case, except that, if (a) prior to the consummation of such Change of Control, such acquired Party (or any of its Affiliates prior to such Change of Control) also Controlled such intellectual property; (b) such intellectual property arises after such Change of Control from (x) participation by employees or consultants of any of the Acquirer Group in any activities conducted under this Agreement or (y) use of any intellectual property or Confidential Information provided by the other Party to the acquired Party or any of Acquirer Group hereunder; or (c) such acquired Party or any of its Affiliates actually uses any such intellectual property in the performance of any of its obligations hereunder or exercises its rights under this Agreement with respect thereto; then, in each case ((a)-(c)), such intellectual property will be deemed “Controlled” by such Party for purposes of this Agreement.

1.7	“Field(s)” means either or both of the following:

1.7.1	“Decentralized Field,” which means decentralized, distributed kits of reagents and software that are used by the customer within the Territory according to Roche-specified instructions for use; and

1.7.2
“Centralized Field,” which means a testing service offered to customers within the Territory according to the testing services provider’s established workflow that is validated by the testing provider.

1.8
“Foreground IP” means all intellectual property, including but not limited to, inventions, discoveries, copyrights, and know-how, that are conceived, reduced to practice, or otherwise created by a Party or the Parties in the course of performing under this Agreement.

1.9
“Improvements” means any and all intellectual property, including, but not limited to, inventions, discoveries, designs, works of authorship, and know-how that is conceived, reduced to practice, or otherwise developed by a Party or Parties as a result of performance of this Agreement that is based on, is a modification of, or is a derivative of the other Party’s (or both Parties’) Background IP, SBX Foreground IP, or Other Foreground IP.

1.10	“Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.11
“Licensed Know-How” means all know-how, assay methods, reagents, components, instruments, techniques, workflows, designs, data, methods, including but not limited to biological, chemical and bioinformatic methods for quantification and detection of proteins and nucleic acids (e.g., sequencing, immunoassays, mass spectrometry, methylation, and fragmentomics analysis), and suppliers used, in whole or in part, in each case, that are (i)  Controlled by Freenome or its Affiliates as of the Effective Date or during the Term, (ii) necessary or reasonably useful to perform, use, import, manufacture, distribute, market, sell, offer for sale, and have sold the Freenome Assays in the Territory, and (iii) proprietary to Freenome and not publicly available.

1.12
“Licensed Patents” means patents and patent applications that are (i) Controlled by Freenome or its Affiliates as of the Effective Date or during the Term, and (ii) cover the Freenome Assays in the Territory or are necessary or reasonably useful to perform, use, import, manufacture, distribute, market, sell, offer for sale, and have sold the Freenome Assays in the Territory.  Without limitation of the foregoing, the Licensed Patents include the patents and patent applications listed in Exhibit A of this Agreement (the “Existing Application(s)”) and patents issuing therefrom in the Territory or from any patent application in the Territory to which an Existing Application claims priority and any and all substitutions, extensions, patents of addition, reissues, re-examinations, renewals, divisions, continuations, improvements, continuations-in-parts, or extensions thereof in the Territory, and any and all equivalents of any of the foregoing anywhere in the Territory.

1.13
“Licensed Products” means a product or service that (i) uses any assay developed now or in the future, in whole or in part, by or on behalf of Freenome or its Affiliates for cancer screening and/or early cancer detection [***] (collectively, the “Freenome Assays”) and (ii) employs the same or substantially the same method of use of any Freenome Assays as of the Effective Date (including without limitation genetic and epigenetic markers in cell-free DNA and/or proteins, NGS (however conducted), or [***]).  For the avoidance of doubt, (a) the Licensed Products include, but are not limited to, assay reagents, consumable devices, and accompanying analytical software to the extent they are part of such a product or service, and (b) the Freenome Assays do not include any assays that [***].

1.14	“Materials” means those certain instruments, materials, know-how, data and software provided by or on behalf of Roche to Freenome under this Agreement.

1.15	“Net Sales” means [***].

1.16	“NGS” means next-generation sequencing.

1.17
“Partnering Transaction” means a transaction or series of transactions in which Freenome or any of its Affiliates (i) grants any license or rights with respect to, (ii) agrees to assign or otherwise transfer, or (iii) grants any option to obtain any license or rights with respect to, or any option to obtain the assignment or transfer of, commercial rights to any Licensed Product in the Centralized Field in any country or jurisdiction in the Territory [***].  [***].

1.18
“Patent Challenge” means any challenge in a legal or administrative proceeding, excluding ordinary course ex parte prosecution, to the validity or enforceability of any Licensed Patent, including by (i) filing or pursuing a declaratory judgment action in which any such Licensed Patent is alleged to be invalid or unenforceable; (ii) filing a request for or pursuing a re-examination of any such Licensed Patent (other than with Freenome’s written agreement), or becoming a party to or pursuing an interference; (iii) filing, or joining in, a petition under 35 U.S.C. § 311 (or any foreign statute or regulation that is equivalent or similar thereto) to institute inter partes review of any such Licensed Patent; or (iv) filing, or joining in, a petition under 35 U.S.C. § 321 (or any foreign statute or regulation that is equivalent or similar thereto) to institute post-grant review of any such Licensed Patent or any portion thereof.

1.19	“SBX Background IP” means Roche’s Background IP to the extent relating to or covering the SBX Platform.

1.20	“Territory” means worldwide, excluding the United States.

1.21
“Valid Claim” means a claim of an issued patent, a pending patent application or application-in-preparation included in a Licensed Patent (in the case of a pending patent application, to the extent not pending for more than [***] years from its filing date without issuance of a patent), which has not expired or been disclaimed, cancelled, or held invalid or unenforceable by a final unappealable or non-appealed order of a court or agency of competent jurisdiction, or has not otherwise finally been held un-patentable by the appropriate administrative agency, or which has not been admitted by the patentee to be invalid or unenforceable.

2.          OPTION GRANT AND PREFERRED PARTNER RIGHT

2.1
Option Issue Fee.  Within [***] business days of the Effective Date, Roche shall pay Freenome seventy-five million U.S. dollars (US $75,000,000) as more fully described in the Convertible Note executed by Freenome and Roche Holdings, Inc., an Affiliate of Roche, on November 17, 2025 in exchange for the rights described in Section 2.2 (the “Option Issue Fee”).

2.2
Option.  Upon payment of the Option Issue Fee, Freenome hereby grants to Roche and/or its Affiliates an exclusive option to obtain an exclusive, royalty bearing, sublicenseable (through multiple tiers in accordance with Section 2.3.1) license under the Licensed Technology, to use, import, manufacture, distribute, market, sell, offer for sale, and have sold the Licensed Products in the Decentralized Field in the Territory (such option, the “Option” and such license, the “Decentralized Field License”).

2.3	Sublicensing and Other Rights.

2.3.1
All licenses granted to Roche under this Agreement, including the Decentralized Field License (when and if granted) shall be sublicensable by Roche through multiple tiers [***].  Any such sublicense shall be consistent with the terms and conditions of this Agreement and subject to the terms and conditions of this Agreement.  Roche will remain primarily liable to Freenome for the performance of all of Roche’s obligations under, and Roche’s compliance with all provisions of, this Agreement, and for the performance of all obligations of its Affiliates and sublicensees as required under this Agreement.

2.3.2
If, following the Effective Date, Freenome obtains licenses, sublicenses, access to or other rights to any intellectual property (including any patent or know-how) that would otherwise be included within the Licensed Technology but for the fact that granting a sublicense to, or otherwise extending such rights to, Roche as part of the Decentralized Field License would cause Freenome to incur payment obligations to a third party (“Excluded IP”), Freenome shall provide Roche with written notice thereof.  Any such written notice shall include a description of the Excluded IP and its utility and the financial and other terms and conditions that would apply to Roche’s use of the Excluded IP as part of the Decentralized Field License.  Roche shall have [***] days to notify Freenome in writing whether Roche desires to include the Excluded IP within the Licensed Technology, and if Roche so elects such inclusion, then (i) notwithstanding the definition of “Control,” Freenome shall be deemed to Control such Excluded IP and such Excluded IP shall be included within the Licensed Technology, (ii) Roche shall comply with the applicable terms and conditions relating to such Excluded IP as previously provided by Freenome, and (iii) Roche shall be responsible for paying to Freenome any financial payments owed by Freenome to the owner and/or licensor of the Excluded IP to the extent resulting from Roche’s use of the Excluded IP in the exercise of the Decentralized Field License.

2.4	Option Exercise & Option Exercise Fee.

2.4.1	If Roche desires to exercise the Option, then no later than the end of the Option Term (as defined below) Roche shall give written notice to Freenome stating that it is exercising the Option.

2.4.2	Roche shall pay Freenome [***] U.S. dollars (US $[***]) (“Option Exercise Fee”) within [***] days after sending its written notice of Option exercise.

2.4.3	If, at any time during the Option Term, Roche provides notice that it desires to proceed with [***], then Freenome shall provide to Roche [***].

2.4.4
The Decentralized Field License shall become effective upon, and Freenome shall be deemed to have hereby granted the Decentralized Field License to Roche upon, payment of the Option Exercise Fee in accordance with this Section 2.4.  Unless the Parties otherwise agree in writing, during the effectiveness of the Decentralized Field License, Roche shall, as between the Parties, be solely responsible for the development, manufacturing, and commercialization of Licensed Products in the Decentralized Field in the Territory.

2.5
Option Term.  Roche shall be permitted to exercise the Option at any time from [***] through and until [***] after the earlier of (i) Licensed Products for at least [***] separate indications, including CRC and lung cancer as [***] of such [***] separate indications, have been approved or cleared by the United States Food and Drug Administration (“FDA”), or (ii) (x) Licensed Products for CRC and lung cancer have been approved or cleared by the FDA, and (y) Freenome has launched Licensed Products [***], for [***] additional separate indications other than CRC and lung cancer (“Option Term”).

2.6
Preferred Partner Right.  Upon payment of the Option Issue Fee, Freenome hereby grants to Roche and/or its Affiliates a preferred partnering right for a Partnering Transaction with respect to any Licensed Product in the Centralized Field in the Territory during the Option Term, subject to the terms and conditions set forth in this Section 2.6 (“Preferred Partner Right” or “PPR”).

2.6.1	[***].

2.6.2	[***].

2.6.3	[***].

2.6.4	[***].

2.7
Development Plan.  Following the Effective Date, the Parties will cooperate to draft a mutually agreed development plan for the development of the Licensed Products in the Decentralized Field in the Territory (“Decentralized Field Development Plan”), and following the exercise of the Option and payment of the Option Exercise Fee the Parties shall be responsible for using Commercially Reasonable Efforts to execute such Decentralized Field Development Plan as set forth therein, at Roche’s sole cost.  The Decentralized Field Development Plan shall include (a) a mutually agreed technology transfer plan for Licensed Know-How and (b) a mutually agreed data sharing plan under which Roche will share with Freenome kit data from customers of Licensed Products in the Decentralized Field in the Territory for research and development purposes at Freenome to the extent permitted under, and in compliance with, applicable laws and regulations and customer contracts.

2.8	Alliance Managers and Committees. Within [***] days of the Effective Date, each Party will designate representatives to serve in the roles described below.

2.8.1
Alliance Managers.  Each Party will appoint one or more alliance managers who will be responsible for the day-to-day coordination of the Party’s committees and activities under this Agreement (each an “Alliance Manager”).  Each Party may substitute an Alliance Manager by written notice to the other Party.

2.8.2
Program Committee.  The Parties will appoint a project team made up of members from each Party, which project team shall be co-chaired by one representative from Roche and one representative from Freenome (“Program Committee”).  The first meeting of the Program Committee shall be held within [***] days after the Effective Date.  The Program Committee has a program management function, enabling regular information exchange and a fast and traceable decision making process regarding the Decentralized Field Development Plan, the SBX Evaluation Plan, the SBX Implementation Plan, and any related activities under the Agreement.  In the event the Program Committee cannot reach consensus, the issue will be escalated to the Development Steering Committee.

2.8.3
Development Steering Committee.  Each Party will appoint three (3) representatives to represent that Party on a development steering committee (“Development Steering Committee” or “DSC”), with such representatives to include legal and/or compliance personnel from each Party.  Each Party may substitute one or more of its representatives to the DSC by written notice to the other Party.  The DSC shall meet no less than once a quarter during the course of the Agreement.  The DSC will have the following responsibilities:  (i) discuss and review progress and outputs of the Decentralized Field Development Plan, the SBX Evaluation Plan, and the SBX Implementation Plan, including progress towards meeting the milestones for the Decentralized Field set forth in Section 3.1; (ii) [***]; (iii) [***]; (iv) [***]; (v) discuss certain matters as required under Section 4.6; (vi) attempt to resolve disputes between the Parties escalated by the Program Committee or otherwise arising under this Agreement; (vii) review and discuss the preparation of regulatory filings; (viii) appoint subcommittees as it deems appropriate for carrying out its responsibilities; and (ix) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties, including the periodic evaluation of performance against goals. All amendments to the SBX Evaluation Plan, the SBX Implementation Plan, and the Decentralized Field Development Plan will be agreed upon by the DSC.  All decisions of the DSC shall require unanimous approval of its members, not to be unreasonably withheld.

2.8.4	In the event the DSC is unable to reach consensus on a matter, then such matter shall be escalated to the respective leader (e.g., chief executive officer) of each Party for a final decision.

2.8.5	The Alliance Managers, Program Committee members and DSC members may not amend, modify or waive compliance with any term or condition of this Agreement.

2.9	Compliance with Law. Each Party shall perform its obligations under this Agreement in compliance with applicable laws in all material respects.

3.          LICENSE FEES

3.1
Milestones for the Decentralized Field.  If Roche exercises the Option and pays the Option Exercise Fee in accordance with Section 2.4, it shall pay Freenome the following milestones during development of the Licensed Products for the Decentralized Field:

3.1.1	[***].

3.1.2	[***].

[***]

3.2
Diligence.  If Roche exercises the Option, Roche will use Commercially Reasonable Efforts to develop, manufacture and commercialize the Licensed Products in the Decentralized Field in the Territory, [***], subject in all cases to Freenome’s performance of its obligations under this Agreement that are necessary to enable Roche to comply with the foregoing.

3.3	Royalties. [***]

3.4
Royalty Term.  Royalties are payable on a Licensed Product-by-Licensed Product and country-by-country basis for Net Sales realized following the first commercial sale of a Licensed Product in the Decentralized Field in such country in the Territory by Roche or its Affiliate or sublicensee.  Roche’s obligation to pay any royalty shall expire, on a Licensed Product-by-Licensed Product and country-by-country basis, upon the later of (i) patent expiration or revocation of the last Valid Claim of the Licensed Patents covering the applicable Licensed Product in the applicable country and (ii) [***] years after first commercial sale of such Licensed Product in the Decentralized Field in such country by Roche or its Affiliate or sublicensee.  [***].

3.5
Anti-Stacking.  If Roche or its Affiliates are required to pay any amounts to any third party with respect to a particular Licensed Product and country in the Territory in consideration for receiving a license to or an assignment of [***], then Roche shall be entitled to deduct [***] against the royalties payable by Roche to Freenome under this Agreement for sales of such Licensed Product in such country, [***].

4.          ROCHE SBX SEQUENCER EVALUATION

4.1
Roche SBX Sequencer Evaluation [***].  [***], Freenome agrees to, with Roche, conduct a comprehensive evaluation of Freenome Assays on the instruments, chemistry, methods, and software used by and with Roche’s SBX sequencer (collectively, the “SBX Platform”). [***].

4.2	Evaluation Criteria and Plan. [***]

4.3	Availability of Freenome Assays on the SBX Platform. [***]:

4.4	SBX Implementation Plan. [***]

4.5	[***]

4.6	Performance Characterization Study.

4.6.1	[***]

4.6.2	[***]

4.7	[***]

4.8
Access to Samples.  Roche will make available to Freenome the [***] samples [***].  Freenome may use the [***] samples for development and analytical evaluation studies for its [***]. Freenome may use the [***] samples for its internal development purposes. Freenome will use Commercially Reasonable Efforts to save the remaining unused samples [***].  Any publications arising from Freenome’s use of [***] shall include as authors the Principal Investigator and Study Manager from the site that collected those samples, as well as certain Roche investigators on that study, whose names will be provided by Roche.

5.          INTELLECTUAL PROPERTY

5.1
Background Intellectual Property.  Each Party owns all rights, title, and interest in and to its Background IP.  Other than the rights granted in this Agreement, neither Party grants the other Party any rights to its Background IP.

5.2
Other Foreground Intellectual Property.  If a Party solely conceives of, invents, or reduces to practice (collectively, “creates”) Foreground IP in the course of performing activities under this Agreement that is not SBX Foreground IP or Improvements (“Other Foreground IP”), then the creating party shall be the sole owner of that Other Foreground IP.  If the Parties jointly create Other Foreground IP, then such Other Foreground IP will be jointly owned by the Parties.  Each Party agrees to promptly notify the other when it becomes aware of Other Foreground IP that it contends it has created in whole or in part.

5.3
SBX Foreground Intellectual Property.  All Foreground IP developed in the course of performing activities under the Agreement that constitutes an Improvement to the SBX Platform [***] (collectively, “SBX Foreground IP”), whether created solely by a Party or jointly by the Parties, is the sole and exclusive property of Roche.  Freenome agrees to and does hereby assign all right, title, and interest in such SBX Foreground IP to Roche.  Freenome agrees to promptly notify Roche when it becomes aware of SBX Foreground IP that Freenome contends it has created in whole or in part.

5.4
Improvements.  Any Improvements developed in whole or in part by or on behalf of Roche to Freenome’s Background IP or Freenome’s solely-owned Other Foreground IP shall be the sole and exclusive property of Freenome, subject to any license rights granted herein.  Roche agrees to and does hereby assign all right, title, and interest in such Improvements to Freenome, subject to any license rights granted herein.  Any Improvements developed in whole or in part by or on behalf of Freenome to Roche’s Background IP, SBX Background IP, Roche’s solely-owned Other Foreground IP, and SBX Foreground IP are the sole and exclusive property of Roche.  Freenome agrees to and does hereby assign all right, title, and interest in such Improvements to Roche.  An Improvement by either Party to jointly-owned Other Foreground IP is likewise jointly owned by the Parties.  Each Party agrees to promptly notify the other of any Improvements that it contends it has created in whole or in part.

5.5
Cross-License for Other Foreground IP.  During the Term, the Party owning the Other Foreground IP hereby grants to the other Party a worldwide, non-exclusive, royalty-free, fully paid-up, license under its Other Foreground IP for the purpose of exercising all rights granted under this Agreement and performing all obligations required under this Agreement.  Such license is sublicensable and transferable (i) in the case of Roche, only to the extent necessary to exploit the Licensed Technology to develop and commercialize the Licensed Products as set forth in this Agreement and (ii) in the case of Freenome, only to the extent necessary to exercise its rights granted under this Agreement and to perform all obligations required under this Agreement.

5.6
License for SBX Background IP and SBX Foreground IP.  During the Term, Roche grants to Freenome a worldwide, non-exclusive, royalty-free, fully paid-up license to the SBX Background IP and SBX Foreground IP solely for the purpose of practicing that intellectual property as necessary or reasonably useful to carry out the Decentralized Field Development Plan, the SBX Evaluation Plan, and the SBX Implementation Plan or to perform any of Freenome’s assays (including the Commercial Freenome Assays) on the SBX Platform as required under the Agreement.

6.          PAYMENTS, RECORDS AND REPORTING; DILIGENCE

6.1
Payment.  All payments to Freenome under this Agreement shall be paid in United States Dollars (“USD”), by wire transfer to Freenome in accordance with the payment instructions provided in writing by Freenome to Roche reasonably in advance of the date when payments are due.  Royalties with respect to Net Sales invoiced in any currency other than USD will be computed by converting such Net Sales in accordance with the procedures ordinarily used by Roche when converting foreign currency sales in its normal business operations, which procedures shall be in accordance with generally accepted accounting principles.

6.2
Roche will pay all royalties payable hereunder each calendar quarter (“Reporting Period”).  All such payments are due within [***] days after the end of each calendar quarter (March 31, June 30, September 30 and December 31) and shall be accompanied by a royalty report containing the particulars of the Net Sales on Licensed Product by Licensed Product basis and will include the following:  (i) Net Sales of Licensed Products during the most recently completed calendar quarter, (ii) any royalty deduction taken in accordance with the terms of this Agreement, (iii) the exchange rates used, if applicable, and (iv) if no Net Sales have been made by Roche during any Reporting Period, Roche will so report.

6.3
All royalty statements and other information provided under this Agreement by Roche to Freenome shall be the Confidential Information of the Parties.  Notwithstanding the foregoing, the Parties each, without prior notification to the other Party, have the right to share such Confidential Information with its legal and financial advisors, including accountants, who are subject to an obligation to protect the confidentiality of such information.

6.4
In keeping with established bookkeeping and accounting practices, Roche will maintain, for a period of [***] years following the end of the contract year in which any royalties are payable, complete and accurate books and records adequate to confirm the accuracy of the royalties and other payments made or payable under this Agreement.  Freenome will have the right, once per calendar year, during regular business hours and upon reasonable prior written notice, to have an independent auditor, reasonably acceptable to Roche, make such examination as to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than [***] years prior to the date of such request.  No books and records of Roche shall be subject to more than one audit [***].  In the event that such examination reveals an underpayment of royalties or other payments due hereunder, all such additional royalties and other payments, together with interest from the date when such additional royalties and payments would have been due will be paid within [***] days of written notice from the independent auditor of such discrepancy.  If such examination reveals an overpayment of royalties or other payments due hereunder, Roche will be permitted to offset any such overpayment against any future amounts owed to Freenome.  Any such audit is at Freenome’s sole expense and performed by a nationally recognized accounting firm under reasonable obligations of confidentiality.  If an underpayment of more than [***] is discovered, then Roche will reimburse Freenome’s reasonable costs of the audit.  If Roche in good faith disputes the conclusion of the auditor that Roche owes additional royalties or other payments, or any specific aspect of the conclusion, then Roche will inform Freenome by written notice within [***] days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for Roche disputing such conclusion.

6.5
Roche will make all payments to the account provided in Section 6.1 in the full amounts as herein specified; provided, however, that deduction may be made from such payments by Roche for amounts lawfully required to be withheld and paid by Roche in respect of any income tax levied or assessed upon such payments.

7.          PATENT PROSECUTION AND ENFORCEMENT

7.1
Freenome has the sole right and responsibility to and shall use Commercially Reasonable Efforts to, at its own expense, prepare, file, prosecute and maintain the Licensed Patents.  Freenome will keep Roche fully informed as to patent prosecution of the Licensed Patents and copy Roche on all patent prosecution and maintenance related correspondence with patent offices in the Territory with respect to Licensed Patents (including proposed patent filings, allowances, rejections, office actions and proposed responses to office actions with respect thereto).  Freenome will not abandon any Licensed Patents (other than abandonments of claims in the ordinary course of prosecution) without first obtaining Roche’s approval for the same, such approval not to be unreasonably withheld.  As between the Parties, Freenome will have the right (but not the obligation), at its sole discretion, to defend against a declaratory judgment action, post-grant review proceeding, inter partes review, opposition proceeding, interference or any other legal or administrative action challenging any of the Licensed Patents; provided, however, that in the case of a challenge to a Licensed Patent that is brought as a counterclaim to an action against a Competitive Infringement (as defined below) pursuant to Section 7.2, the Party controlling such infringement action shall also control the response to the such counterclaim.

7.2
The terms of this Section 7.2 shall apply solely upon effectiveness of the Decentralized Field License.  The Parties will consult and cooperate with respect to enforcement against third party infringement (and settlement of any enforcement action) of the Licensed Patent(s) in the Territory.  Each Party will promptly (but no later than [***] days from when it becomes aware of the same) notify the other Party in writing if it becomes aware of such potential third party infringers.  Following the effectiveness of the Decentralized Field License, where Roche has exclusive rights to the Licensed Patent(s), Roche will have the first right (at its discretion) to institute at its expense such enforcement of the Licensed Patent(s) suspected of being infringed, solely to the extent such infringement involves an assay for cancer screening and/or early cancer detection (“Competitive Infringement”).  If Freenome is a necessary party to such suit, Freenome hereby agrees to be joined as a party in such suit, at Roche’s expense.  If Roche fails to institute such enforcement or otherwise abate such alleged infringement by the earlier of (a) [***] days prior to any deadline set forth in any applicable laws or regulations and (b) [***] days after first learning of such Competitive Infringement, then Freenome will have the right (at its discretion) to institute at its expense such enforcement of the Licensed Patent(s) against such Competitive Infringement.  If Roche is a necessary party to such suit, Roche hereby agrees to be joined as a party in such suit, at Freenome’s expense.  Each Party has the right to recover its actual, reasonable out-of-pocket costs (or, proportionate share if the recovery from such third party does not cover such out-of-pocket costs) incurred by such Party in connection with such litigation or settlement from the proceeds or awards recovered from third party infringers of such Licensed Patent(s) in a Competitive Infringement.  Any remaining proceeds or awards recovered against infringers of Licensed Patent(s) in a Competitive Infringement will be kept by the Party bringing the enforcement action.  For clarity, Freenome shall retain the sole right (at its discretion) to enforce the Licensed Patent(s) against any infringement or violation that is not a Competitive Infringement.

7.3
The Parties will consult and cooperate with one another in the perfection of all rights conveyed under Article 5 of the Agreement.  The Party owning the rights conveyed under Article 5 of the Agreement will bear all costs associated with perfecting those rights.

8.          WARRANTIES AND WARRANTY DISCLAIMERS

8.1	Each Party represents and warrants to the other that:

8.1.1	It has the power and authority to enter into this Agreement; and

8.1.2	This Agreement does not conflict with any other agreement entered into between the representing Party and any third party.

8.2	Freenome represents and warrants to Roche as of the Effective Date as follows:

8.2.1	Freenome has all necessary right, title and interest to the Licensed Technology to convey the rights to Roche set forth in this Agreement;

8.2.2
Freenome does not own or control any patents, patent applications or know-how that are not included in the Licensed Technology and that are necessary or reasonably useful for Roche to perform, use, import, manufacture, distribute, market, sell, offer for sale, and have sold the Freenome Assays in the Decentralized Field in the Territory or otherwise exercise its rights under this Agreement;

8.2.3
To the best of Freenome’s knowledge, Roche’s exploitation of the Licensed Products as set forth in this Agreement does not infringe, misappropriate, or otherwise violate any intellectual property of any third party;

8.2.4
There are no suits, claims and proceedings pending or threatened against Freenome or any of its Affiliates that Freenome is aware of in any court or by or before any governmental body or agency with respect to the Licensed Technology or the Freenome Assays; and

8.2.5	The Licensed Technology has not been obtained through any fraudulent activity or misrepresentation.

8.3
EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, OR MATERIALS, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, COMPLETENESS, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.  WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT THE ACTIVITIES TO BE PERFORMED UNDER THIS AGREEMENT WILL BE SUCCESSFUL, THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO THE LICENSED PRODUCTS HEREUNDER OR THAT THE MILESTONES OR ROYALTIES HEREUNDER WILL BECOME PAYABLE.

9.          TERM AND TERMINATION

9.1
This Agreement will be effective as of the Effective Date and, unless this Agreement is earlier terminated in accordance with the terms and conditions of this Agreement, (i) if Roche exercises the Option and pays the Option Exercise Fee in accordance with Section 2.4, will continue until the expiration of the Royalty Term for all Licensed Products in the Territory, or (ii) if Roche does not exercise the Option and pay the Option Exercise Fee in accordance with Section 2.4, will continue until the earlier of (a) [***] years following such time when [***] or (b) the termination of the SBX Evaluation Plan and SBX Implementation Plan (“Term”).

9.2
Freenome shall provide Roche with notice of a Change of Control within [***] days after the consummation of such Change of Control. Within [***] days of receiving notice from Freenome of a Change of Control to any Third Party identified in Exhibit C, Roche may terminate this Agreement.

9.3
Expiration or termination of this Agreement does not affect Roche’s obligations pursuant to Articles 2 or 3 to pay any amounts accrued prior to such expiration or termination of this Agreement.  Article 1 (solely to the extent relating to the other surviving terms), Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5 (solely to the extent necessary to enable a Party to perform any of its other surviving obligations), Section 5.6 (solely to the extent necessary to enable a Party to perform any of its other surviving obligations), Article 6 (solely to the extent relating to the other surviving terms), Section 8.3, this Section 9.3, Section 9.6, Article 10, Article 11 and Article 12 survive expiration or termination of this Agreement (for the duration stated therein, if specified).

9.4
If either Party commits a material breach hereunder, then the other Party shall notify such allegedly breaching Party in writing of such material breach, in which case such allegedly breaching Party will have [***] days ([***] days in the event of any material breach of a payment obligation) to cure such breach.  If the allegedly breaching Party fails to cure such material breach within such cure period, then the other Party may, at its sole option, terminate this Agreement in whole or in part by sending the allegedly breaching Party written notice of termination.  Without limiting the foregoing, if Roche disputes in good faith Freenome’s assertion of a material breach of a payment provision, then Roche will pay to Freenome during the cure period any amounts not the subject of a good faith dispute.

9.5
Freenome may terminate this Agreement in its entirety at any time upon [***] days’ prior written notice to Roche, if one of the following events occurs and Freenome provides such notice no later than [***] days after Freenome first obtains actual knowledge that Freenome has such termination right:

9.5.1	[***].

9.5.2
Upon exercise of the Option, Roche or any of its Affiliates (but not for clarity any sublicensee) engages in (or causes or directs any third party, including any sublicensee, to engage in) any Patent Challenge with respect to any Licensed Patent; provided that with respect to any Patent Challenge by any Affiliate, Freenome will not have the right to terminate this Agreement under this Section 9.5 if, within [***] days after Freenome’s notice to Roche, Roche causes such Patent Challenge to be terminated or dismissed; and provided, further, that this Section 9.5 will not apply to, and Freenome may not terminate this Agreement (and Roche shall have no liability) with respect to (i) any claim or proceeding that would otherwise be a Patent Challenge hereunder to the extent commenced by a Third Party that after the Effective Date acquires or is acquired by Roche or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise; provided that such proceeding commenced prior to the closing of such acquisition, (ii) any Patent Challenge required to be commenced pursuant to an order of a governmental authority or applicable laws or regulations; (iii) challenges by an open forum entity or other industry group in which Roche or its Affiliates or sublicensees do not direct or control the action of such entity; (iv) general activities not specifically directed to a particular Licensed Patent, such as amicus briefs on cases not involving any Licensed Patent; (v) lobbying or other efforts directed to Licensed Patent issues generally and not to any specific Licensed Patent; (vi) any affirmative defense or other validity, enforceability, or non-infringement challenge, whether in the same action or in any other agency or forum of competent jurisdiction, advanced by Roche, any of its Affiliates or its or their sublicensees in response to any claim or action brought in the first instance by, or on behalf of, Freenome; or (vii) providing documents or testimony in response to any discovery requests or court order in a valid legal process.

9.5.3	If Roche has not paid the milestone in Section 3.1.1 on or before the [***] anniversary of Roche’s exercise of the Option.

9.6
If this Agreement is terminated or expires for any reason, such termination or expiration is without prejudice to rights and obligations that have accrued prior to or because of such termination or expiration.  If this Agreement expires pursuant to subsection (i) of Section 9.1, licenses granted by Freenome under the Licensed Technology and under Section 5.5 shall continue on a perpetual, royalty-free basis.  If this Agreement is terminated:  (a) except as set forth in Section 9.3, any licenses granted by Freenome under the Licensed Technology shall cease upon the date of the termination, and any licenses granted by Roche to Freenome shall cease upon the date of the termination; and (b) unless such termination is by Freenome pursuant to Section 9.4, Roche has the right for [***] months from the date of termination to sell or otherwise dispose of all Licensed Products in the process of manufacture, testing, in use or in stock, provided that Roche remains obligated to make payment of royalties to Freenome for such Licensed Products, and Roche will immediately cease the manufacturing of new Licensed Products.

10.          INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1
Except for losses, liabilities, damages and expenses arising from the occurrences described in Article 10.2(a) and (b), Roche will indemnify and hold Freenome, and Freenome’s officers, directors, Affiliates, successors and assigns, harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) arising from any claims, demands, actions or other proceedings by any third party arising out of or relating to (a) any breach of any representation, warranty or covenant of Roche under this Agreement, (b) willful misconduct or gross negligence of Roche, or (c) Roche’s performance, use, importation, manufacture, distribution, marketing, sale and offering for sale of the Licensed Products in the Decentralized Field in the Territory.

10.2
Except for losses, liabilities, damages and expenses arising from the occurrences described in Article 10.1(a) and 10.1(b), Freenome will indemnify and hold Roche, and Roche’s officers, directors, Affiliates, successors and assigns, harmless from all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) arising from any claims, demands, actions or other proceedings by any third party arising out of or relating to (a) any breach of any representation, warranty or covenant of Freenome under this Agreement, (b) willful misconduct or gross negligence of Freenome, or (c) infringement of third party intellectual property by the Licensed Product.

10.3
A Party seeking indemnification under Article 10.1 or Article 10.2 (an “Indemnitee”), will notify the other Party (the “Indemnitor”) upon becoming aware of any claim that may be subject to indemnification under this Article 10.  Failure to provide such notice does not constitute a waiver or release of the Indemnitee’s rights to indemnification, except to the extent that such delay or failure materially prejudices the Indemnitor.  The Indemnitee will cooperate reasonably with the Indemnitor and its legal representatives in connection with the investigation and defense of any claim and/or liability covered by this Article 10.  Neither Party may enter into any settlement, consent judgment or other voluntary final disposition of any claim and/or liability for which an Indemnitee seeks indemnification hereunder without the prior written consent of the other Party, if such settlement would:  (a) impose any monetary obligation on the other Party or any of its Affiliates, (b) constitute an admission of guilt or wrong-doing by the other Party or any of its Affiliates, or (c) require the other Party or any of its Affiliates to submit to an injunction or otherwise limit the other Party’s or any of its Affiliates’ rights under this Agreement.

10.4
LIMITATION OF LIABILITY.  NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, NOTHING IN THIS SECTION 10.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT DAMAGES AVAILABLE FOR LIABILITY ARISING FROM A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS PURSUANT TO SECTION 11, A PARTY’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

11.          CONFIDENTIALITY

11.1
The Receiving Party will:  (a) not use any Confidential Information of the Disclosing Party except as expressly set forth in this Agreement, (b) maintain the Disclosing Party’s Confidential Information in confidence using the same degree of care that the Receiving Party uses for its own Confidential Information of a similar nature, but in no event using less than reasonable care, and (c) not disclose or transfer any Confidential Information of the Disclosing Party (or any materials which contain such Confidential Information) to any third party; provided, however, that disclosure is permitted to the Receiving Party’s employees, agents or permitted sub-contractors, in each case who reasonably require such Confidential Information to exercise Receiving Party’s rights and performing its obligations and who are bound by obligations of non-use, non-disclosure and confidentiality with respect to such Confidential Information similar to those set forth in this Article 11.1.

11.2
The Receiving Party may disclose Confidential Information of the Disclosing Party to the extent required to be disclosed by applicable law, or judicial or governmental regulation or order, or the disclosure policies of a major stock exchange, provided that (i) the Receiving Party gives the Disclosing Party sufficient prior notice (which shall be [***] business days, unless a shorter period is reasonably necessary to comply with applicable law, or judicial or governmental regulation or order), including a copy of the proposed disclosure, and (ii) if the Disclosing Party contests such disclosure requirement in the Disclosing Party’s reasonable discretion, then the Receiving Party shall consider in good faith any redactions or comments to the proposed disclosure that are provided by the Disclosing Party, in each case ((i) and (ii)), to the extent permitted under applicable law, or judicial or governmental regulation or order, or the disclosure policies of a major stock exchange, as applicable. In the event the Receiving Party ultimately is required to disclose such Confidential Information by applicable law, or judicial or governmental regulation or order, the Receiving Party shall disclose only such portion of the Confidential Information as is required to be disclosed as advised by its legal counsel (e.g., if a range of royalty amounts may be disclosed in lieu of disclosing the entire royalty provision, then a range will be disclosed) and shall seek, at the Disclosing Party’s request and expense, a protective order to protect the confidentiality of such Confidential Information.  Any Confidential Information disclosed under this Article 11.2 remains Confidential Information for all other purposes and continue to be subject to the non-use, non-disclosure and confidentiality obligations hereunder.

11.3
The Receiving Party may disclose the existence and certain terms of this Agreement to actual or bona fide potential investors, acquirors, royalty purchasers, and lenders only with the consent of the Disclosing Party, not to be unreasonably withheld.

11.4
Receiving Party’s obligations of confidentiality, non-use and non-disclosure under this Article 11 with respect to the Confidential Information of the Disclosing Party under this Agreement survives for a period of [***] years from the date of expiration or termination of this Agreement.

11.5
Each Party is entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 11.

12.          MISCELLANEOUS

12.1
The Parties acknowledge and agree that any Roche Affiliate, including any employee or representative thereof, can exercise the rights and perform the obligations of Roche under this Agreement; provided, however, that Roche will be responsible for all acts and omissions of such Affiliates, employees and representatives to the same extent as if such acts or omissions were undertaken by Roche.

12.2
No failure or delay on the part of either Party to exercise any right or remedy under this Agreement may be construed or operates as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

12.3	Neither Party will act or describe itself as the agent of the other, nor will it make or represent that it has authority to make any commitments on the other’s behalf.

12.4
Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other Party must be in writing, sent to such other Party at its address indicated below, or to such other address as the addressee has last furnished in writing to the addresser, and is effective upon receipt by the addressee.

If to Roche:

Roche Sequencing Solutions, Inc.
4300 Hacienda Drive

Pleasanton, California 94588
Attention: [***], Alliance Management

with a copy (which shall not constitute notice) to:

Roche Sequencing Solutions, Inc.
4300 Hacienda Drive
Pleasanton, California 94588
Attention: Legal Department

If to Freenome:

Freenome Holdings, Inc.
Genesis Marina
3300 Marina Boulevard
Brisbane, CA 94005
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Freenome Holdings, Inc.
Genesis Marina
3300 Marina Boulevard
Brisbane, CA 94005
Attention: Chief Legal Officer

Goodwin Procter LLP
601 Marshall St.
Redwood City, CA 94063
Attention: Shane Albright

12.5
Neither Party will make any press release or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party, except to the extent required by applicable laws or regulations, in which case the Party obligated to make the disclosure will use reasonable efforts to notify the other Party prior to such disclosure.

12.6
As of the Effective Date, this Agreement, including its Exhibits, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written representations, agreements, arrangements or understandings between them relating to such specific subject matter (collectively, “Prior Agreements”).  As of the Effective Date, if a conflict between this Agreement and any Prior Agreement, then the terms of this Agreement supersede such Prior Agreement.

12.7
Neither this Agreement nor any of the rights hereunder may be assigned by either party without the prior written consent of the other party except that this Agreement may be assigned by either Party to (a) any of its Affiliates or (b) any successor to all or substantially all of the assets of such Party to which this Agreement relates, whether by merger, acquisition, sale of assets, sale of stock, or otherwise, provided that (i) such Party provides the other Party with notice of any such assignment within [***] days after the effective date of the agreement effectuating such event and (ii) the assignee agrees in writing to be bound by the terms and conditions of this Agreement to the same extent as the assignor.  Notwithstanding the foregoing, Roche does not need to provide Freenome with notice of (a) any assignment of this Agreement or any rights granted hereunder to any Affiliate, or (b) the delegation of activities under this Agreement to an Affiliate or Third Party, whether through a subcontract, a sublicense or otherwise.

12.8
Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

12.9	This Agreement is governed by and construed in accordance with the local laws of the State of New York, USA, without regard to the conflicts of law principles thereof.

12.10
This Agreement may be executed (including via facsimile or other reliable electronic means of transmitting signed copies) in two (2) or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

Roche Sequencing Solutions, Inc.	Freenome Holdings, Inc.

By: /s/ Josh Lauer	By: /s/ Aaron Elliott

Name: Josh Lauer	Name: Aaron Elliott

Title: Global Head of Molecular Lab Customer Area	Title: CEO

Date:	Date:

EXHIBIT A
Licensed Patents

[***]

EXHIBIT B
Samples

[***]

EXHIBIT C
Section 9.2 Third Parties

[***]

EXHIBIT D
[***]

[***]